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                                                                    EXHIBIT 10.9


                                    SUBLEASE

      THIS SUBLEASE ("Sublease") is made this 13th day of May, by and between ROBERT HALF INTERNATIONAL INC., a Delaware Corporation ("Sublessor") and CENTRA SOFTWARE ("Sublessee").

                                    RECITALS

Pursuant to Lease dated June 23, 1983, as amended by First Amendment to Lease dated November 7,1989, Second Amendment to Lease dated April 1, 1991, Third Amendment to Lease dated March 29, 1993 and Fourth Amendment to Lease dated January 9, 1994 as so amended (the "Original Lease").

Sublessor desires to sublease to Sublessee the entire Premises, as shown on Exhibit "A", attached hereto and made a part hereof, containing approximately 3,009 sq. ft., in the building located at 430 Bedford Street, Suite 335, Lexington, Massachusetts on the terms, covenants and conditions hereinafter provided ("Subleased Promises").

NOW, THEREFORE, in consideration of the Premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee covenant and agree as follows:

1.    PREMISES

Sublessor subleases to Sublessee and Sublessee hereby hires and subleases from Sublessor, the Subleased Premises which the parties acknowledge and agree contain approximately 3,009 rentable square fee for all purposes under the Sublease.

2.    TERM

The term ("Term") of this Sublease shall be for a period of two (2) years and nine (9) months and shall commence on June 1, 1997 ("Commencement Date") and shall expire March 1, 2000 ("Expiration Date"), unless renewed or sooner terminated by reason or pursuant to any provisions set forth herein or in the Original Lease. Sublessor grants Sublessee access to the Subleased Premises prior to The Commencement Date in order to install Sublessee's telephone equipment, furniture, office equipment and other personal property in the Subleased Premises. Such early access to the Subleased Premises shall be upon all the terms and conditions contained in the Original Lease and this Sublease, except that Sublessee shall not be obligated to pay any Sublease Rent or additional rent during said period prior to the Commencement Date.

 .     RENT

Sublessee: agrees to pay to Sublessor for the use and occupancy of the Subleased Premises the, base monthly rent of $6,119.02 per month for the twelve (12) month period beginning on January 1, 1998, and $7,156.28 per month for the fourteen
(14) month period beginning on

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January 1, 1999. The base monthly rent is payable in advance commencing on June
1, 1997, ("Rent Commencement Date"). The base monthly rent is payable the first of the month and in advance directly to the Robert Half International Inc. with offices at 5720 Stoneridge Drive, Suite 3, Pleasanton, CA 94588-2700.

4.    LETTER OF CREDIT

Sublessee shall provide to Sublessor a Letter of Credit upon execution of this Sublease. The Letter or Credit shall be in the sum of $6,000. The Letter of Credit will self-renew every three (3) months until the Expiration Date.

5.    ADDITIONAL RENT

During the entire Term, Sublessee shall pay Sublessor, as additional rent for the Subleased Premises, the monthly amounts that Sublessor would be obligated to pay under Section 2.6 of the; Original Lease with respect to "Landlord's Operating Expenses, in equal monthly installments, in advance on the first day of the first month with a base year of 1996. In addition, Sublessee shall pay Sublessor the amounts Sublessor is obligated to pay for electricity service to the Subleased Premises for Sublessee's lighting and office equipment, in accordance with the provisions of Section 2.8 of the Original Lease. Sublessor agrees to provide Sublessee with such reasonable documentation as may be requested by Sublessee to substantiate the amounts paid by Sublessee pursuant to this paragraph.

6.    USE

Sublessee shall use and occupy the Subleased Promises, for the purposes permitted under, and in a manner consistent with, the provisions of the Original Lease.

7.    CONDITION OF SUBLEASED PREMISES

Sublessee acknowledges that Sublessee is hiring the Subleased Premises in "as is" condition. Rent for any partial mouth shall be paid by Sublessee to Sublessor at the rate provided in paragraph 3 on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment which Sublessee shall make to Sublessor shall be a payment equal to a proportionate pad of such base monthly rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

8.    SUBORDINATION

Sublessor and Sublessee agree that this Sublease is, and shall be, subject and subordinate to all of the terms, covenants and conditions of the Original Lease, and to the matters to which the Original Lease shall be subordinate.



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9.   INCORPORATION OF PRIME LEASE TERMS

The terms, covenants and conditions contain the Original Lease are hereby incorporated herein and shall, as between Sublessor and Sublessee, constitute the terms, covenants and conditions of this Sublease, except to the extent set forth and/or modified in this Sublease. Notwithstanding the foregoing and expect for the monetary obligations of the Sublessee under this Sublease, Sublessee shall have no obligation with respect to monetary obligations of Sublessor to Landlord under the Original Lease, or indemnification, hold harmless or insurance obligations of the Sublessor under the Original Lease or obligations of the Sublessor concerning its initial fit-up or subsequent alterations to the Subleased Premises or to remove the same at the end of the term or expiration of the Original Lease. As between the parties hereto, Sublessor agrees to observe and perform the terms, covenants and conditions on its part to be kept, observed and performed hereunder as well as those applicable terms, covenants and conditions to be observed and performed by Sublessor as Tenant under the Original Lease with respect to the Subleased Premises. The remedies of the parties, as Sublessor and Sublessee hereunder, shall be the same as the respective remedies of the Landlord and the Tenant under the Prime Lease with respect to the Subleased Premises.

10.  INDEMNIFICATION

Sublessee shall indemnify, defend and hold harmless Sublessor from and against all claims, losses, costs, expenses (including reasonable attorney's fees), damages and liability, which Sublessor may pay or incur by reason of (i) any breach or default by Sublessee under this Sublease, (ii) any work done in or to the Subleased Premises by Sublessee or its servants, employees or contractors, or (iii) any negligence or other fault on the part of Sublessee or its servants, employees, agents, or contractors.

11.  LIABILITY INSURANCE

At all times during the Term, Sublessee shall, at its own cost and expense, provide and keep in force for the benefit of Sublessee and Sublessor, comprehensive general liability insurance against claims for bodily injury, death or property damage occurring in the Subleased Premises, with limits as specified in the Original Lease. The insurance to be provided and kept in force hereunder by Sublessee shall include Sublessee, as insured and Sublessor and Landlord, as additional insured. Said policy shall be obtained by Sublessee and certificates thereof delivered to Sublessor promptly after the signing of this Sublease. Said policy shall be for a period of not less than one year and shall contain a provision whereby the same cannot be materially changed or canceled unless Sublessor is given at least thirty (30) days' written notice of such material change or cancellation. Sublessee shall obtain and pay for renewals of such insurance from time to time at least thirty (30) days before the expiration thereof, and Sublessee shall promptly deliver certificates thereof to Sublessor.



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12.  ASSIGNMENTS AND SUBLETTING

Sublessee shall not assign, mortgage, pledge or encumber this Sublease, or underlet all or any part of the Subleased Premises, without the prior written consent of Landlord and Sublessor in each instance and otherwise in accordance with the provisions of Section 5.6 of the Original Lease.

13.  ALTERATIONS

Sublessee shall not perform any additions, alterations and improvements to the Subleased Premises, or any part thereof, without the prior written consent of Landlord and Sublessor and otherwise in full compliance with all of the applicable terms, covenants and conditions of the Original Lease.

14.  APPROVALS

In any instance where the approval or consent of Sublessor is required, such consent or approval shall not be unreasonably withheld or delayed.

15.  NOTICES

Any notice, demand, bill, invoice, statement or communication with either party may desire to be required to give to the other in connection with this Sublease shall be in writing and shall be deemed to have been sufficiently given if sent by (i) Certified or Registered Mail, Return Receipt Requested, or (ii) a nationally recognized overnight courier, such as Airborne Express, Federal Express or United Parcel, to such other party at its address set forth at the head of this Sublease. Each such bill, invoice, statement notice or communication shall be deemed to have been delivered on the date when the original of same is received.

16.  SERVICES

Sublessee shall be entitled to receive all of the services pertaining to the Subleased Premises which Sublessor is entitled to receive under the Original Law. Sublessee recognizes that such services are to be supplied by Landlord and not by Sublessor. In the event that Landlord shall fail to supply such services or shall refuse to comply with any of the provisions of the Original Lease insofar as they affect Sublessee's occupancy of the Subleased Premises, Sublessor shall, at the written request of Sublessee, request Landlord to so comply and if Landlord shall fail or refuse to do so then, to the extent permitted by the terms of the Original Lease, Sublessee shall have the right to exercise, in its own name and in the name of Sublessor, all of the rights to enforce performance on the part of Landlord as are available to Sublessor, provided that the same shall be without cost, expense or liability to Sublessor.



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17.  LANDLORD'S APPROVALS

This Sublease is subject to the approval of Landlord and shall have no effect until Landlord shall have given its written consent to this Sublease and Sublessor shall use its best efforts to obtain such consent. If Landlord shall refuse to consent to this Sublease, Sublessor shall not be obligated to take any legal action to obtain such consent, and this Sublease shall be deemed null and void and of no effect.

18.  BROKERAGE

Sublessee and Sublessor warrant and represent to each other that they have not dealt with any real estate broker in connection with this Sublease.

19.  TERMINATION OF PRIME LEASE

If for any reason whatsoever the term of the Prime Lease shall be terminated prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Sublessee by reason thereof, unless said termination shall have been effected because of a default on the part of Sublessor as Tenant under the Prime Lease which was not the result of a default by Sublessee.

20.  CAPTIONS

The captions in this Sublease are used for convenience and reference only and are not to be taken as part of this Sublease or to be used in determining the intent of the patties or otherwise interpreting this Sublease.

21.  SUCCESSOR AND ASSIGNS

This Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successor and assigns, subject however, to the provisions of Paragraph hereof.

22.  MISCELLANEOUS

(a) Sublessor represents that the copy of the Prime Lease attached hereto is a true, full and complete copy of the Prime Lease. (b) Sublessor represents that:
(i) Sublessor has not received a notice of termination of the Prime Lease; and
(ii) Sublessor shall not enter into any agreement that will terminate modify or amend the Prime Lease so as to increase or materially affect the obligations of Sublessee pursuant to this Sublease, or adversely affect Sublessee's right to use and occupy the Subleased Premises or any other rights of Sublessee pursuant to this Sublease.



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23.  SECURITY DEPOSIT

Sublessee agrees to pay Sublessor a security deposit in the amount of $5,892.63 equal to one month's rent upon execution of this Sublease. Sublessor agrees to return the security deposit upon expiration of the term, provided Sublessee has faithfully performed all of the terms, covenants and conditions of this Sublease.

     IN WITNESS WHEREOF, this Sublease has been executed as of the day and year first above written.

                      SUBLESSOR:      ROBERT HALF INTERNATIONAL INC.


                                      By          /s/ ROBERT E. DACK
                                         --------------------------------------
                                                  Its Vice President

                      SUBLESSEE:      CENTRA SOFTWARE


                                      By          /s/ STEPHEN A. JOHNSON
                                         --------------------------------------
                                                  Its Director of Finance



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